UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2016

Rock Creek Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-15324	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2040 Whitfield Avenue, Suite 300 Sarasota, Florida 34243
(Address of principal executive offices, including zip code)

844-727-0727

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 24, 2016, Rock Creek Pharmaceuticals, Inc. (the “Company”) received an Event of Default Redemption Notice from Hudson Bay Master Fund Ltd., a Note holder in the Company’s October 2015 private placement of $20 million in principal amount of Senior Secured Convertible Notes (the “Notes”). Also on August 24, 2016, the Company received an Event of Default Notice from Tenor Capital Management, on behalf of Alto Opportunity Master Fund, SPC, also a Note holder of the Notes.

The notice received from Hudson Bay stated that pursuant to Section 14(o)(4) of the Note, the Holder may withdraw all or any part of the Collateral in the Holder Master Restricted Account upon the occurrence of any event which could reasonably be expected to result in a Cash Payment Obligation. Hudson Bay withdrew $6,664,188.87 from its Holder Master Restricted Account, leaving a balance of $200,000 in the account. Further, the notice constituted an Event of Default Redemption Notice in accordance with terms of Section 5(b) of the Note. Among other things, the notice claimed the Company failed to comply with Section 14(q)(i) of the Note and therefore, an Event of Default had occurred as set forth in Section 4(a)(xvi) of the Note.

Hudson elected to redeem $3,835,972.13 of the Conversion Amount outstanding under the Note at the Event of Default Redemption Price of $6,664,188.87 and to apply the Collateral withdrawn in satisfaction in full of the Cash Payment Obligation. After giving effect to the redemption and based on Hudson Bay’s calculation of the Event of Default Redemption Price, Hudson Bay claims it retains a Note with an outstanding Principal amount equal to $6,996,8709.16.

The notice from Tenor alleged an Event of Default under Section 4(a)(iv)(B) of the Note indicating that the Company would not be able to comply with conversion requests. The notice further alleged that the Company was not in compliance with financial covenants in Section 14(a) of the Note, which constituted an Event of Default. Tenor exercised its rights pursuant to Section 4(b) of the Note to require the entire outstanding principal amount and other amounts outstanding under the Note to accelerate and to become due and payable. Tenor has demanded payment of $7,322,815.24, which they claim are all amounts outstanding and payable under the Note. As partial payment, Tenor has withdrawn the entire balance of $3,517,255.56 from the Tenor Master Restricted Account and has demanded the balance remaining of $3,805,559.68 to be paid in cash no later than August 31, 2016.

Prior to receiving the default notices, the Company had, at the request of the lenders, sought and obtained approval from its stockholders to do a reverse split. Also, as previously disclosed, the Company has been seeking additional funding from other sources. The Company was in discussions with the Note holders regarding these matters when they issued the notices. Through the date of the notice, the Company had received $5,275,000 in cash proceeds from the Note and the total amount being demanded by the Note holders, after sweeping the cash from the Restricted Accounts is $10,802,429.84. The Company has neither agreed to nor denied the allegations in the notice or the calculations of the alleged balances due to the Note holders. As of the date of the notices, the Company had approximately $35,000 in its unrestricted cash accounts. The Company is actively exploring all options for treatment of its debt and funding its operating needs, including, but not limited to, initiation of proceedings under laws relating to bankruptcy or insolvency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK CREEK PHARMACEUTICALS, INC.

Date: August 29, 2016

	By:	/s/ William L. McMahon
	Name:	William L. McMahon
	Title:	Chief Financial Officer